Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849 and 333-107440, and Form S-3 No. 333-86450) of Stone Energy Corporation and in the related Prospectuses of our reports dated February 25, 2008, with respect to the consolidated financial statements of Stone Energy Corporation and the effectiveness of internal control over financial reporting of Stone Energy Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New Orleans, Louisiana
February 25, 2008